Exhibit 99.1

Contacts:

Alphatec Holdings, Inc.

Gordon C. Bigler

Vice President, Finance & Corp. Communications

760.494.6667

gbigler@alphatecspine.com

Alphatec Holdings, Inc. Acquires an Exclusive Worldwide License for

Vertebroplasty Technology System Focused on Solutions for Vertebral

Compression Fractures

CARLSBAD, Calif., September 12, 2007—Alphatec Holdings, Inc. (NASDAQ: ATEC), a medical technology company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders, announced the entry into an exclusive worldwide license for a unique vertebroplasty technology system that is focused on providing a solution for vertebral compression fracture indications. The company’s wholly owned subsidiary, Alphatec Spine, Inc. (“Alphatec Spine”), and Stout Medical Group LP. (“Stout”) entered into an Exclusive License Agreement that provides Alphatec Spine with an exclusive worldwide license to develop and commercialize Stout’s vertebroplasty technology system and implant called the “V-Stent”. The V-Stent, which Alphatec Spine will jointly develop and commercialize with Stout, is an expandable titanium cage that can be implanted minimally invasively into a vertebral body to treat compression fractures of the vertebral body. Stout, formed in early 2006, develops technologies for the orthopedics industry, specializing in spinal implants.

“The V-Stent is squarely focused on the large and fast growing market for the treatment of vertebral compression fractures” said Dirk Kuyper, Alphatec’s President and Chief Executive Officer. “V-Stent has the potential to overcome one of the primary complications of vertebroplasty, which is the extrusion of bone cement into the spinal canal or venous system. This new product and technology is one more example of our commitment to providing solutions targeted at serving the needs of the spinal disorder marketplace and enabling surgeons to have additional technology options while utilizing Alphatec as their trusted spinal medical device partner.”

“Stout Medical Group strongly believes in working with its licensing partners in the development and commercialization of its technologies, and Stout is extremely excited to work with Alphatec on the V-Stent product.” said Thomas R. Molz, President and CEO of Stout Medical Group.

The financial terms of the License Agreement include: (1) an up-front license fee payment to be made by Alphatec to Stout upon Stout’s delivery of certain deliverables related to the prototype of the V-Stent; (2) design, regulatory and sales milestone payments that could begin to be achieved and paid by Alphatec to Stout in 2008; and (3) a royalty payment based on net sales of the V-Stent product with minimum annual royalties beginning in 2009.

The Exclusive License Agreement expires in 2027. Alphatec Spine has the right to terminate the License Agreement for convenience upon 90 days prior written notice to Stout. Each party has the right to terminate the License Agreement for a material uncured breach by the other party.

About Alphatec

Alphatec Holdings, Inc. (Nasdaq:ATEC) designs, develops, manufactures and markets products for the surgical treatment of spine disorders. Alphatec’s broad product portfolio and pipeline includes a variety of spinal implant products and systems focused on solutions addressing the cervical, thoracolumbar, intervertebral, minimally invasive, motion preservation, and allograft markets. Alphatec’s “surgeons’ culture” emphasizes collaboration with spinal surgeons to conceptualize, design and co-develop a broad range of products. State-of-the-art in-house manufacturing capabilities provide a unique competitive advantage, enabling Alphatec to rapidly deliver customized solutions to meet surgeons’ and patients’ critical needs. Alphatec has 22 issued U.S. patents, six issued foreign patents and 21 pending patent applications, including 10 pending U.S. applications, six pending international applications and five pending foreign national applications. Alphatec’s principal product offerings are primarily focused on the global spine fusion market, which is estimated by Alphatec to be more than $5.9 billion in 2007. In addition to its U.S. operations, Alphatec also markets a range of spine and orthopedic products in Japan through its subsidiary, Alphatec Pacific, Inc. For more information, please visit www.alphatecspine.com.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to: Alphatec’s ability to successfully design, develop, manufacture and market products for the surgical treatment of spine disorders and Alphatec’s expectations regarding the continued growth of the U.S. and global spine market. Alphatec cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec’s ability to maintain its level of previously reported sales growth, Alphatec’s ability to successfully leverage upon the experience of its Scientific Advisory Board, Alphatec’s ability to develop and expand its spine fusion business in the United States and Japan, Alphatec’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payor reimbursement for procedures performed using Alphatec’s products, unanticipated expenses or liabilities or other adverse events affecting cash flow, Alphatec’s expense improvement initiatives or Alphatec’s ability to achieve profitability, uncertainty of additional funding, uncertainty of success in developing new products or products currently in Alphatec’s pipeline, failure to successfully introduce and develop new products, including the V-Stent, including products related to license agreements, including without limitation the agreement that is the subject of this press release, failure to achieve acceptance of Alphatec’s products by the surgeon community, failure to obtain FDA clearance or approval for new products, including the V-Stent, the V-Stent’s ability to prevent the extrusion of bone cement into the spinal canal or venous system, Alphatec’s ability to compete with other competing products and with emerging new technologies within and outside of spinal fusion, product liability exposure, patent infringement claims and claims related to Alphatec’s intellectual property and intellectual property Alphatec licenses from third parties. Please refer to the risks detailed from time to time in Alphatec’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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